Exhibit 99.1
Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Reports Fourth Quarter and Full Year 2011 Financial Results

CHARLOTTE, Mich., Feb. 14, 2012 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced operating results for the fourth quarter and full year 2011.  Revenues for the fourth quarter of 2011 were $111.2 million, down 12 percent from the fourth quarter of 2010. Most of the decline in sales compared to the fourth quarter of 2010 was due to a non-recurring order for defense parts in the prior year.  Revenue in the fourth quarter of 2011 was also negatively impacted by delayed shipments of the Reach™ commercial van and some walk-in vans. Net income for the fourth quarter of 2011 was $0.7 million, or $0.02 per diluted share, compared to net income of $3.4 million, or $0.10 per diluted share.

Fourth Quarter 2011 Summary:

•	Net sales of $111.2 million (down 12 percent from Q4 2010 sales of $126.9 million)
•	Gross margin of 13.1 percent of sales (down from 15.3 percent in Q4 2010)
•	Operating expenses of $13.5 million (improved $1.3 million compared to Q4 2010)
•	Net income of $0.7 million ($0.02 per diluted share)
•	Cash generated from operations of $3.6 million in the fourth quarter of 2011
•	Ending consolidated backlog of $137.0 million (up 1.8 percent from Q4 2010)
•	Total debt of $5.1 million
•	Cash balance of $31.7 million at year-end, an increase of $17.2 million from the end of 2010

“We faced some challenges with top-line growth and gross margins during the fourth quarter, but continued to execute on our diversified growth strategy while controlling our operating costs,” said John Sztykiel, President and CEO of Spartan Motors.  “Revenue in our Delivery and Service business rose nearly 7 percent in the fourth quarter of 2011 versus the year-ago fourth quarter, and was up nearly 47 percent for all of 2011. The performance of our Delivery and Service group demonstrates Spartan’s ability to diversify our revenue stream and improve operating income. The performance demonstrated by Delivery and Service, combined with growth in our order backlog at year-end places Spartan in a strong position as we enter the first half of 2012.”

Indiana Production Facility Consolidation

Spartan announced it will move its Utilimaster operations to a new leased facility in Bristol, Indiana from its current Wakarusa, Indiana campus in an effort to reduce costs and enhance productivity.  The move to the Bristol facility will consolidate Utilimaster’s operations into one large facility from its current campus of 16 buildings.

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Mr. Sztykiel commented on the move, “We expect the transfer of Utilimaster to a new facility to result in greater manufacturing efficiency, higher product quality and lower operating costs. This move will reduce the distance a van or truck body travels during assembly from 2.5 miles to less than a half-mile. As a result, we will eliminate a number of non-value-added steps such as moving work-in-process from one building to another during production.

This is the third step of our strategic plan to enhance Utilimaster’s performance. Our first step was to improve operating income in the current facilities, task accomplished. The second step was to bring the Reach to market, also accomplished. Our third step is to consolidate Utilimaster into one modern facility in order to enhance operational efficiency, income growth and position us for future sales growth.”

Management expects the transfer of operations to Bristol to result in annual savings of approximately $4 million due to reduced building maintenance, lower operating costs and the elimination of redundant functions.  Reflecting the current weakness in the commercial real estate market in Wakarusa, the Company will incur an asset impairment charge of $4 – 6 million in the first quarter of 2012 as a result of closing the facility.  The move is expected to begin during the second quarter of 2012 and be completed by year-end.

As the Company announced in its third quarter 2011 press release, Spartan will transfer production of the new Reach delivery vehicle to its Charlotte, Michigan campus and move recreational vehicle (“RV”) chassis manufacture to the new Bristol facility. Management expects to reduce costs and improve responsiveness by producing RV chassis closer to its customers in Elkhart County, Indiana.

Spartan Enters Into New Credit Agreement

During the fourth quarter, Spartan entered into an amended and restated five-year credit agreement expiring December 16, 2016.  The amended agreement replaced a three-year agreement dated November 30, 2009. Under the terms of the amended credit agreement, the Company may borrow up to $70 million under a five-year unsecured revolving credit facility. Spartan may also request an increase in the facility of up to $35 million, subject to certain conditions. The Company believes the amended agreement offers favorable terms and covenants, with a longer duration than the prior agreement.

Joe Nowicki, Spartan’s Chief Financial Officer, commented on the new credit agreement, “Our new credit agreement is an important step in our efforts to strengthen our balance sheet and position Spartan for future, profitable growth. In addition to our cash balance of nearly $32 million, a five-year credit agreement offers us the ability to fund growth activities, including potential acquisitions, on favorable terms.”

Fourth Quarter 2011 Results

Revenues for the fourth quarter of 2011 were $111.2 million, a drop of 12 percent from $126.9 million in the fourth quarter of 2010. Results reflected weaker demand in Spartan’s government-related business units. The Emergency Response Chassis unit outperformed the overall industry, posting revenue that declined 4 percent compared to an industry-wide decline of 20 percent or more during the fourth quarter of 2011. The Service and Delivery unit posted revenue gains for the quarter due in part to strong aftermarket sales, partially offset by delays in shipping a number of walk-in vans and the new Reach commercial van. Shipments of the walk-in vans were delayed by the need to fit an additional component required by updated regulatory requirements, while Reach shipments were held until quality compliance was demonstrated. Subsequent to quarter end, both the walk-in and Reach vans were shipped to customers.

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Gross margin as a percentage of sales in the fourth quarter of 2011 was 13.1 percent, down from 15.3 percent in the fourth quarter of 2010. The decline in gross margin was primarily due to the absence of higher-margin aftermarket parts sales in Spartan’s defense business, as well as the sale of lower-margin units in the Emergency Response group. Gross margin was also negatively impacted by material shortages in the Service and Delivery group that resulted in less efficient production during the most recent quarter. Gross profit for the fourth quarter of 2011 was $14.5 million compared to $19.4 million in the fourth quarter of 2010.

Operating expenses declined in the fourth quarter of 2011 compared to the fourth quarter of 2010. The decline in operating expenses reflected lower revenue that reduced selling expenses, as well as staffing reductions made earlier in the year. Partially offsetting these reductions was the inclusion of expenses for Classic Fire which was not present in 2010 results. Total operating expenses for the fourth quarter of 2011 were $13.5 million compared to $14.8 million in the fourth quarter of 2010.

“During the fourth quarter we faced a number of operating challenges that adversely impacted our revenues and margins,” said Mr. Nowicki.  “As we grow through these short-term issues, we expect improved revenue growth and gross margins to complement the work we’ve done to improve our cost structure and strengthen our balance sheet.  We maintained momentum throughout 2011 in controlling working capital and managing our cash conversion cycle.  As a result, we ended the year with nearly $32 million in cash, more than double the level of a year ago.”

Full Year 2011 Results

Revenue for 2011 totaled $426.0 million versus $480.7 million in 2010, a decline of 11.4 percent. Declines in defense-related chassis and service parts sales, along with general softness in most other business units, accounted for lower revenue compared to 2010. Partially offsetting weaker segments was the Delivery and Service business, which posted a sales gain of 46.5 percent for the year.

Gross profit for the year totaled $60.6 million, or 14.2 percent of sales, for 2011. For 2010, gross profit totaled $72.5 million, or 15.1 percent of sales. Lower gross profit in 2011 was due to lower total revenue as well as the lack of higher-margin defense parts sales and a less profitable product mix in the Emergency Response Bodies business.

Operating expenses for 2011 declined by $2.5 million, to $59.3 million from $61.8 million in 2010. Lower operating expenses in 2011 were due to staffing reductions made in the second quarter of 2011 as well as successful cost-control efforts in general. These cost reductions are net of additional costs associated with the Classic Fire acquisition and a $1.1 million accrual for contingent earn-out payments associated with the Utilimaster acquisition.

Operating income for 2011 was $1.3 million versus $10.8 million for 2010. Net income for 2011 was $0.8 million versus $4.1 million in 2010 which included a loss from discontinued operations of $3.1 million. Spartan posted net income of $0.02 per diluted share for 2011 compared to $0.13 per diluted share in 2010 (including losses from discontinued operations of $0.09 per share).

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Mr. Sztykiel concluded, “Transforming a business is never easy, but we are pleased that despite an 11 percent drop in sales, we remained profitable and strengthened our balance sheet. As we focus on 2012, we will continue to execute our plan, a blended strategy of acquisitions, alliances, organic growth and systematic reduction of our operating costs. Our total order backlog increased nearly 2 percent over the fourth quarter of 2010, with Utilimaster nearly doubling its backlog compared to last year. We reduced the lead time to produce an Emergency Response chassis from seven months to four, significantly shortening our cash conversion cycle. We accomplished all of this despite operating in challenging markets. We are dedicated to capitalizing on the progress we have made and expect to deliver sustained revenue and profit growth in 2012 and beyond.”

Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital road show” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, and Utilimaster® - are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $426 million in 2011 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
John Sztykiel, CEO, or
Joseph Nowicki, CFO
Spartan Motors, Inc.
(517) 543-6400

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Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2011	% of sales	2010	% of sales
Sales	$111,211		$126,875
Cost of products sold	96,680		107,434
Gross profit	14,531	13.1	19,441	15.3

Operating expenses:
Research and development	3,445	3.1	3,968	3.1
Selling, general and administrative	10,054	9.0	10,880	8.6
Total operating expenses	13,499	12.1	14,848	11.7

Operating income	1,032	0.9	4,593	3.6

Other income (expense):
Interest expense	(67)	(0.1)	(138)	(0.1)
Interest and other income (expense)	191	0.2	205	0.2
Total other income (expense)	124	0.1	67	0.1

Earnings before taxes	1,156	1.0	4,660	3.7

Taxes	462	0.4	1,007	0.8

Net earnings from continuing operations	694	0.6	3,653	2.9

Net loss from discontinued operations	-	-	(222)	(0.2)

Net earnings	$694	0.6	$3,431	2.7

Basic net income (loss) per share
Earnings from continuing operations	$0.02		$0.11
Loss from discontinued operations	-		(0.01)
	$0.02		$0.10

Diluted net income (loss) per share
Earnings from continuing operations	$0.02		$0.11
Loss from discontinued operations	-		(0.01)
	$0.02		$0.10

Basic weighted average common shares outstanding	33,596		33,221

Diluted weighted average common shares outstanding	33,613		33,298

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended December 31,
	2011	% of sales	2010	% of sales
Sales	$426,010		$480,736
Cost of products sold	363,662		407,201
Restructuring charges	1,731		990
Gross profit	60,617	14.2	72,545	15.1

Operating expenses:
Research and development	13,931	3.3	16,912	3.5
Selling, general and administrative	44,305	10.4	43,869	9.1
Restructuring charges	1,050	0.2	1,006	0.2
Total operating expenses	59,286	13.9	61,787	12.9

Operating income	1,331	0.3	10,758	2.2

Other income (expense):
Interest expense	(324)	(0.1)	(950)	(0.2)
Interest and other income	276	0.1	444	0.1
Total other income (expense)	(48)	(0.0)	(506)	(0.1)

Earnings before taxes	1,283	0.3	10,252	2.1

Taxes	510	0.1	3,017	0.6

Net earnings from continuing operations	773	0.2	7,235	1.5

Net loss from discontinued operations	-	-	(3,094)	(0.6)

Net earnings	$773	0.2	$4,141	0.9

Basic net earnings (loss) per share
Earnings from continuing operations	$0.02		$0.22
Loss from discontinued operations	-		(0.09)
	$0.02		$0.13

Diluted net earnings (loss) per share
Earnings from continuing operations	$0.02		$0.22
Loss from discontinued operations	-		(0.09)
	$0.02		$0.13

Basic weighted average common shares outstanding	33,438		33,021

Diluted weighted average common shares outstanding	33,488		33,101

Spartan Motors, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$31,677	$14,507
Accounts receivable, less allowance of $749 and $996	40,042	52,542
Inventories	66,991	60,161
Deferred income tax assets	6,425	6,218
Income taxes receivable	1,479	2,890
Other current assets	2,454	3,636
Total current assets	149,068	139,954

Property, plant and equipment, net	65,399	71,268
Goodwill	20,816	18,418
Intangible assets, net	11,943	10,946
Other assets	1,383	1,163
TOTAL ASSETS	$248,609	$241,749

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$21,649	$17,970
Accrued warranty	5,802	5,702
Accrued customer rebates	1,546	2,388
Accrued compensation and related taxes	5,670	5,583
Deposits from customers	7,902	3,982
Other current liabilities and accrued expenses	7,772	5,997
Current portion of long-term debt	55	102
Total current liabilities	50,396	41,724

Other non-current liabilities	2,932	4,284
Long-term debt, less current portion	5,084	5,122
Deferred income tax liabilities	7,359	7,640

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 33,596 and 33,215 outstanding	336	332
Additional paid in capital	71,145	68,715
Retained earnings	111,357	113,932
Total shareholders' equity	182,838	182,979
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$248,609	$241,749

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended December 31, 2011 (amounts in thousands of dollars)

	Business Segments

		Delivery &
	Specialty	Service
	Vehicle	Vehicles	Other	Consolidated

Emergency Response Chassis Sales	29,968			29,968
Emergency Response Body Sales	14,324			14,324
Motorhome Chassis Sales	17,474			17,474
Utilimaster Product Sales		34,364		34,364
Other Product Sales				-
Vehicles	826			826
Aftermarket Parts and Assemblies	6,734	7,521		14,255

Total Sales	69,326	41,885	-	111,211

Interest Expense/(Income)	17	(1)	51	67
Depreciation and Amortization Expense	1,183	742	576	2,501
Net Earnings (Loss)	100	969	(375)	694

Year Ended Ended December 31, 2011 (amounts in thousands of dollars)

	Business Segments

		Delivery &
	Specialty	Service
	Vehicle	Vehicles	Other	Consolidated

Emergency Response Chassis Sales	106,392			106,392
Emergency Response Body Sales	47,926			47,926
Motorhome Chassis Sales	66,034			66,034
Utilimaster Product Sales		118,810		118,810
Other Product Sales				-
Vehicles	11,818			11,818
Aftermarket Parts and Assemblies	28,314	46,716		75,030

Total Sales	260,484	165,526	-	426,010

Interest Expense	41	227	56	324
Depreciation and Amortization Expense	5,048	2,441	2,521	10,010
Net Earnings (Loss)	(2,560)	6,433	(3,100)	773

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011

Emergency Response Chassis*	53,730	45,351	50,017	48,151	45,567
Emergency Response Bodies*	26,659	26,477	30,254	26,093	28,432
Motorhome Chassis *	16,146	12,005	8,306	11,725	10,018
Other Product *
Vehicles	8,073	7,436	3,812	1,715	2,287
Aftermarket Parts and Assemblies	6,019	1,920	2,159	1,203	2,955
Total Specialty Vehicles	110,627	93,189	94,548	88,887	89,259
Delivery & Service Vehicles *	23,900	72,904	84,784	53,888	47,694
Total Backlog (Continuing Operations)	134,527	166,093	179,332	142,775	136,953

* Anticipated time to fill backlog orders at December 31, 2011; 5 months or less for emergency response chassis; 6 months or less for emergency response bodies; 2 months or less for motorhome chassis; 5 months or less for delivery and service vehicles; and 1 month or less for other products.

Data for prior quarters include post-period price changes and adjustments